UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2004

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-117942; 333-117944	36-4350876
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Numbers)	Identification No.)

1901 North Roselle Road, Schaumburg, Illinois	60195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2004, iPCS Wireless, Inc., a PCS Affiliate of Sprint wholly owned by iPCS, Inc. (“iPCS”), and Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P. and Sprint Communications Company L.P. (collectively, “Sprint”) entered into Amended and Restated Addendum VIII to Sprint PCS Management Agreement and Sprint PCS Services Agreement (the “Amendment”).

The Amendment amends and restates, and supersedes in its entirety, Addendum VIII to Sprint PCS Management Agreement and Sprint PCS Services Agreement, dated as of March 26, 2004, by and among iPCS and Sprint (“Addendum VIII”).  The purpose of Addendum VIII was to (1) amend the affiliation agreements between iPCS and Sprint and restate those sections and paragraphs in the previously executed addenda that amended such agreements, and (2) to provide cross-references to those sections and paragraphs in previously executed addenda that were not restated in Addendum VIII.  Accordingly, as the Amendment amends and restates Addendum VIII, it also amends the affiliation agreements between iPCS and Sprint.

The Amendment reflects the agreement of iPCS and Sprint with respect to iPCS’ participation in the Sprint reseller program.  In addition, pursuant to the “most favored nation” provision in iPCS’ management agreement, iPCS exercised its right to amend the terms of its Sprint affiliation agreements to incorporate the terms of another Sprint affiliate’s affiliation agreements.  Accordingly, the Amendment also reflects changes to iPCS’ affiliation agreements to incorporate the terms of another Sprint affiliate’s affiliation agreements.

The following is a description of the material terms and provisions of the Amendment:

Resale Arrangements.  Addendum VIII provided that Sprint may choose to offer a resale product under which resellers would resell Sprint products and services under brand names other than “Sprint PCS.”  Under Addendum VIII, iPCS was not required to participate in such resale arrangements, but could elect to do so.  The Amendment modified Addendum VIII with respect to resale arrangements as follows:

•                  iPCS will participate in all resale arrangements between Sprint and resellers that are entered into, renewed or extended by Sprint prior to December 31, 2006 (including the resale arrangement between Sprint and AT&T Corp. previously announced by Sprint in May 2004), provided the terms and conditions of such resale arrangement are at least as favorable to iPCS as the terms and conditions of the AT&T resale arrangement, and subject to a minimum pricing floor for voice minutes of use based on the AT&T resale arrangement.

•                  With respect to resale arrangements entered into, renewed or extended by Sprint between April 1, 2004 and December 31, 2006 (e.g., the AT&T arrangement), iPCS will receive the amount of fees collected by Sprint from such resellers on a pass-through basis as payment for the use of iPCS’ service area network by customers of such resellers.

•                  iPCS may elect to discontinue its participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006, but not giving effect to any renewals or extensions which occur after December 31, 2006.  For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial term in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

3G Data Fee.  Addendum VIII provided that, beginning on January 1, 2007, the 3G data fee would be reset from $0.0020 per kilobyte to a to-be-determined amount based on an appropriate discount from Sprint’s retail yield for 3G data usage for the previous calendar year.  The Amendment modified Addendum VIII to state that, beginning on January 1, 2007, the 3G data fee would be reset to 90% of Sprint’s retail yield; provided that such amount will not be less than iPCS’ network costs (including a reasonable return using iPCS’ weighted average cost of capital applied against iPCS’ net investment in the service area network) to provide such services.

Dispute Resolution.  The Amendment modified the management agreement and the services agreement to provide a more balanced, detailed and comprehensive procedure for dispute resolution between Sprint and iPCS.  The Amendment provides that, with respect to any claim or dispute, the parties will continue to operate under the affiliation agreements and may file suit in a court of competent jurisdiction or commence an arbitration proceeding.  Absent the express agreement of Sprint and iPCS to submit an issue or dispute to arbitration, neither party can be compelled to submit a dispute to arbitration.

Item 9.01 Financial Statements and Exhibits

                (c)           Exhibits

Exhibit No.

10.1	Amended and Restated Addendum VIII to Sprint PCS Management Agreement and Sprint PCS Services Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: November 4, 2004
	By:	/s/ Stebbins B. Chandor, Jr.
	Name:	Stebbins B. Chandor, Jr.
	Title:	Executive Vice President Operations and Chief Financial Officer